November 15, 2006

COMPANY PRESS RELEASE

PRIME COMPANIES, INC. SUCCESSFULLY NEGOTIATES
FOR AND ACQUIRES MOUNT LOGIC, LLC'S ASSETS:

YUBA CITY, CALIFORNIA-(Send2Press) November 15, 2006- Prime Companies, Inc. (OTC: PRMC.PK) announces that it has executed an agreement and has consummated the purchase of certain strategic assets from Mount Logic, LLC, including Mount Logics's Manufacturing Patents of ergonomic arms and mounts.

Norbert J. Lima, President and CEO of Prime Companies is quoted as saying "All our recent acquisitions inclusive of Mount Logic's strategic patents, have been totally focused to allow Prime Companies, Inc to become the leading edge supplier of the total solution to the dental office! With the purchase of the Mount Logic's assets, we view our total integrated solution to the dental industry as now being complete! Digital Voice, Data, HIPPA Compliant Record Keeping, Billing and Practice Management Software, Ergonomic Arms and Mounts. By establishing dealers we project the ergonomic arm and mount business to grow to a $15M to $20M business over the next three years. We see this as a great revenue increasing opportunity and we aim to capitalize on it!"

About PRIME COMPANIES, INC.:

Prime Companies, Inc., through its wholly owned subsidiary NACC-TEL, CORP., currently markets business telephone and voice mail systems. Recently, NACC-TEL augmented its product and service portfolio to include a total, turn key telecommunications solution to the Dental Industry. This is inclusive of certain software and hardware proprietary products. This means the total integration of ergonomics, HIPAA Compliant Record Keeping, billing and practice management software.

About Mount Logic,  LLC:

Mount Logic, LLC has certain proprietary patents to produce ergonomic arms and mounts to cater to the medical and dental industries.


Statements in this news release regarding Prime Companies, Inc. that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause such statement to differ materially from actual future events or results. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995.   The following factors, among others, could cause Prime
Companies, Inc.'s actual results to differ materially from those described in a forward-looking statement: limited history of offering Prime Companies, Inc.'s services in its current form; history of losses; increasing competition from existing or new competitors; increased telecommunications costs resulting from the expansion of Prime Companies, Inc.'s services; rapid technological change; possible unavailability of financing as and if needed; dependence on a limited number of vendors, including without limitation third-party vendors for the provision and roll-out of Prime Companies, Inc. broadband service; inability to achieve telecommunication cost savings through efficient hardware utilization; possible industry consolidation; and potential fluctuations in quarterly and annual results. This list is intended to identify only certain
of the principal factors that could cause actual results to differ.   Readers
are referred to the reports and documents filed by Prime Companies, Inc. with the Securities and Exchange Commission for a discussion of these and other important risk factors.

 CONTACT:

Prime Companies, Inc.
Norbert J. Lima
President and CEO
409 Center Street
Yuba City, CA  95991-4500
(530) 755-3580